Exhibit 5.5

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855 — 2nd Street S.W Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700
September 21, 2009

CGG Canada Services Ltd.	Reference: 65069/59
450, 808-4th Avenue, SW
Calgary, AB T2P 3E8

Re:	CGG Canada Services Ltd. (the “Guarantor”) Guarantee (the “Guarantee”) of U.S.$350,000,000 9 1/2% Senior Notes due 2016 (the “Notes”) of Compagnie Générale de Géophysique-Veritas (the “Issuer”)
Dear Sirs:
We have acted as special Alberta counsel to the Guarantor in connection with the registration of the Notes and the Guarantee under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer to exchange the Notes and the Guarantee for U.S.$350,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2016 and the Guarantor’s guarantee thereof (the “Original Guarantee”), which were originally issued on June 9, 2009.
All capitalized terms used in this opinion letter, unless otherwise defined in this opinion letter, shall have the meanings specified in the indenture dated as of June 9, 2009 (the “Indenture”) between the Issuer, the Guarantor, the other guarantors party thereto and The Bank of New York Mellon Trust Company, National Association, as Trustee.
A.	Documentation
As such counsel, we have examined an executed copy (if applicable) of each of the following:
(a)	the Indenture;

(b)	the registration rights agreement dated as of June 9, 2009 among, inter alia, the Issuer, the Guarantor, the other guarantors (named therein), Credit Suisse Securities (Europe) Limited and BNP Paribas, as Initial Purchasers;

(c)	the Guarantee; and

(d)	the form of the Notes, including the form of endorsement thereon of the guarantee thereof by the Guarantor.
All of the above documents are collectively referred to in this opinion letter as the “Documents”.

B.	Jurisdiction
We are solicitors qualified to practise law in the Province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.
C.	Scope of Examinations
In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.
We have not maintained or reviewed the minute books of the Guarantor.
D.	Assumptions and Reliances
In expressing the opinion in paragraph E.1, we have relied solely upon a certificate of status issued by the Registrar of Corporations for Alberta, dated September 18, 2009, a copy of which has been delivered to you, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until the date hereof.
To the extent that the opinions expressed in this opinion letter are based on factual matters, we have relied solely on the certificate of Susan Stewart, the Secretary of the Guarantor, and the schedules attached thereto (the “Officer’s Certificate”), a copy of which is attached to this opinion letter as Schedule “A”.
For purposes of the opinions expressed in this letter, we have assumed:
(a)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

(c)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate are true;

(d)	that the written resolution authorizing the issue, execution and delivery by the Guarantor of the Documents and the performance of its obligations thereunder has been executed by all directors of the Guarantor; and

(e)	that the Indenture has been executed and delivered in accordance with all requirements of the laws of the jurisdiction in which it was executed and delivered.

E.	Opinions
On the basis of the foregoing, we are of the opinion that:
1.	The Guarantor is a valid and subsisting corporation under the laws of the Province of Alberta.

2.	The Guarantor has all necessary corporate power and capacity to enter into and perform its obligations under the Indenture and the Guarantee.

3.	The issue, execution and delivery by the Guarantor of the Indenture and of the Guarantee in exchange for the Original Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

4.	The Indenture has been duly executed and delivered by the Guarantor.
We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and the Guarantee and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours very truly,

/s/ Blake, Cassels & Graydon LLP
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